Exhibit 8.1

September 29, 2014	Fulbright & Jaworski LLP 300 Convent Street, Suite 2100 San Antonio, Texas 78205-3792 United States Tel +1 210 224 5575 Fax +1 210 270 7205 nortonrosefulbright.com

Enovation Controls, Inc.

5311 South 122nd East Avenue

Tulsa, Oklahoma 74146

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Enovation Controls, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to certain tax matters in connection with the Registration Statement. The Registration Statement relates to the registration under the Act of shares of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”), that may be offered by the Company (including shares that may be sold by the Company upon exercise of the underwriters’ over-allotment option). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company or Enovation Controls, LLC, as we have deemed relevant and necessary, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. The opinion is expressed as of the date hereof, and we assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

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September 29, 2014

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of the Company’s Class A common stock and is limited to those United States federal income tax consequences specifically discussed therein.

We are furnishing this letter in our capacity as special United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Fulbright & Jaworski LLP FULBRIGHT & JAWORSKI LLP